SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement") is made and entered into as of December 13, 2022, by and among:

llustrato Pictures International Inc., a Nevada corporation ("ILUS") represented by Mr. John-Paul Backwell as the authorized representative and signatory for and on behalf of the company (the "Purchaser"), on the other hand,

AL Shola Al Modca Safety and Security LLC,, a United Arab Emirates company ("ASSS") represellted by Mr. Sanjeeb Safir as the authorized representative and signatory for and on behalf of the company {the "Seller") on the other hand.

(the Purchaser and the Seller will be collectively referred to as the "Parties" and individually as the "Party")

This Agreement sets forth the terms and conditions upon which the Seller is selling to the Purchaser and the Purchaser is purchasing from the Seller 51 % ownership of AL Shola Al Modca Safety and Security LLC, a company registered in United Arab Emirates (license no 616435) (the "Company"), constituting fifty-one percent of the outstanding capital stock of the Company. (Hereinafter referred to as the "Shares").

In consideration of the mutual agreements contained herein, the parties herby agree as follows:

1.	SALE OF THE SHARES

1.01 Shares being Sold. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase the Shares from the Seller and the Seller agrees to sell the Shares to the Purchaser.

1.02       Purchase Price. The Parties have agreed the valuation for the company is $1.400.000 (One Million Four Hundred Thousand USD) (Exhibit I), therefore the "Purchase Price" of 51% shares is $714,000 (Seven Hundred Fourteen Thousand USD), which is payable as part payments as follows:

Tranche	Timeframe and Conditions	Amount	Paid By	Paid To
1	Payment within 7 days of closing proposed transaction -Time of	$100,000	ILUS	ASSS
	signing SPA.
2	To be Paid as a Loan to the Seller within 45 days atter signing the	$306,000	ILUS	ASSS
	SPA and Loan Agreement (Exhibit 3). The loan
	would be converted into Equity if the Company meets the
	agreed Revenue Forecast (Exhibit 2) and achieves a valuation of
	$2,000,000 (Two Million USD), until then It would be considered
	a loan. Repayment of the Loan shall be made as per the Loan
	Agreement (Exhibit 3) before disbursement of dividends.
3	Paid after end of Hl. 2023, provided forecasted revenue and	$200,000	ILUS	ASSS
	EBITDA forecasts are met for the first 6 months of 2023. (Exhibit 2)
4	Paid after end of 2023, provided forecasted revenue and EBITDA forecasts are met for 2023. (Exhibit 2)	$200,000	ILUS	ASSS
5	Paid after end of Hl 2024, provided forecasted revenue and	$214,000	ILUS	ASSS
	EBITDA forecasts are met for the first 6 months of 2023. (Exhibit 2)

1.03            Transfer of Shares. Seller will transfer 51% of the Shares to the Purchaser at the closing of this transaction.

1.04	Book of accounts will be maintained by ILUS.

1.05	Composition of Board of Directors

Five Directors -out of which: Three from ILUS and Two from ASSS

1.06          Closing. The Closing of the transactions shall take place when both parties have signed this Share Purchase Agreement and the Loan Agreement (Exhibit 3).

1.07          Delivery by the Seller. The Seller shall deliver the Shares to the Purchaser at closing of proposed transaction, as described in Section 1.03 above. Trade License of the company shall have 51% share capital in the name of Ilustrato Pictures International Inc.' owned company - ILUS INDUSTRIES HOLDING LTD, incorporated under ADGM.

1.08          Principal Loan Amount. $306,000 (Three Hundred Six Thousand USD). To be Paid as a loan within 45 days after signing the SPA and loan agreement (Exhibit 3). The loan would be converted into Equity if the Company meets the agreed Revenue Forecast (Exhibit 2) and achieves a valuation of$2,000,000 (Two Million USD), until then it would be considered a loan.

1.09 Loan Repayment Terms. ASSS will make payment along with Interest, if any, lo ILUS from the revenue proceeds before disbursement of dividends in four yearly equal installments, starting from year 2023 (as per the Loan Agreement in Exhibit 3).

2.	RELATED TRANSACTIONS

2.0I Finders. The Seller and the Purchaser acknowledge, respectively, that there were no finders with respect to the transaction contemplated herein that either is obligated to.

2.02 Other Purchasers. The Seller acknowledges that ii has not solicited any other Purchaser lo purchase 51% shares of the Company besides the Purchaser. The Seller further acknowledges that there has been noninfluence exerted over the Seller by any officer or director of the Company regarding the sale of Seller's Shares.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller, individually and jointly, hereby represents and warrants as follows:

3.01  The Shares. Immediately prior to and at the Closing, the Seller shall be the legal and beneficial owner of the 51% shares of AL Shola Al Modea Safety and Security LLC, and on the Closing, the Seller shall transfer lo the Purchaser the 5 I% shares of the Company, free and clear of all liens, restrictions, encumbrances, covenants or adverse claims of any kind or character.

3.02 Authority. The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required lo be executed and delivered by the Seller hereunder and lo consummate the transaction contemplated in this Agreement in accordance with Clause 1.06

3.03 Adverse Effect. To the best of the knowledge, information and belief of the Seller there a no circumstances that may result in any material adverse effect to the Company or the value of the 51% shares that are now in existence or may hereafter arise.

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3.04  Affiliate. The Seller is or has not been during the past ninety (90) days, an officer, director, 10% or greater shareholder or "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the United Slates Securities Act of 1933, as amended (the "Securities Act").

3.05  Fully Diluted; No Preemptive Rights. The Seller docs nut now, nor will ii prior to or on the Closing, own. either directly or indirectly, or exercise direction or control over any common shares or preferred shares of the Company other than the 51% shares to be sold to the Purchaser. No person fiirm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital ur to convert any securities of the Company or of any other company into shares in the capital of the Company. There are no pre-emptive rights in favor of m1y person to purchase shares of the Company's capital stock.

3.06  Title to Assets. The Company has good and marketable title to all of its assets, and such assets arc free and clear of any financial encumbrances.

3.07 Cooperation. The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3.08 Claims. There are no claims threatened or against or affecting the Company nor are there any actions, suits, judgments, proceedings, or investigations pending or, threatened against or affecting the Company, at law or in equity, before or by any Court, administrative agency or other tribunal or any governmental at11hority or any legal basis for same.

3.09 No Violation. The execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any te1m or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Seller is a party or by which the Seller is bound.

3.10 Indebtedness. the Seller is not indebted to the Company and the Company is not indebted 10 the Seller.

3.11 Disclosure. Seller represents and warrants that it has provided the Purchaser the documents of due diligence requested by Purchaser as part of the fair disclosure and further agrees all material facts, information and documents related the Company and its securities must be disclosed to the Purchaser regardless of whatsoever reasons including the domestic and international judicial proceedings the company is party to. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Purchaser pursuant to the due diligence provisions hereof or in connection with the transaction contemplated in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser with all proper information as to the Company and its affairs.

4.	REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser hereby represents and warrants as follows:

4.01  Authority; No Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by Purchaser has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Purchaser is a party or by which any of the individual Purchaser is bound.

4.02  Representations Regarding the Acquisition of the Shares.

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(a)   The Purchaser understands the spcu1lativc nature and the risks of investments associated with the Co1npuny and confirms that it can bear the risk of the investment.

(b)  The Purchaser has had the opportunity to ask questions and receive information and documents of the Seller and the related sale transaction and receive additional information about the company the Company or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any such purchase. Further, the Purchaser has been given an opportunity to question the Seller and receive related documentation to the purchase.

(c)  In evaluating the merits of the purchase of the Shares of the company the Company, Purchaser has relied solely on his, her or its own investigation concerning the company the Company and has not relied upon any representations provided by the Seller.

5.	SURVIVAL OF REPRESENTATIONS

5.0 I Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party until payment of the fifth tranche.

6.	ADDITIONAL CONDITIONS TO CLOSING

6.01 Obligation of Purchaser to Close. The Purchaser shall not be obligated to close this transaction when:

(a)  Purchaser is satisfied, following reasonable investigation, that all the representations of Seller as of the date of execution of this Agreement and as of the date of Closing under this Agreement ore true and correct in all material respects.

(b) Purchaser has received to its reasonable satisfactory documentation that the Company's board of directors has approved of the sale of the Shares of the Company.

(c)  Purchaser has received to its reasonable satisfaction u legal opinion from Seller's legal counsel that the sale of the Shares of the Company is valid, legal and enforceable and free from any liens, encumbrances, judicial enforcement and charges.

(d)	Purchaser has received a certificate of good standing for the Company.

(c) Purchaser has received document from the Seller listing all known material facts, risks, assessments, actions, deficiencies or legacy issues of the Company which has a detrimental effect of over SI00,000 USD (One Hundred Thousand United States Dollars).

(t) Purchaser has received document from the Seller listing all domestic and international judicial proceedings of the Company.

(g)  Purchaser has received combination that all corporate approvals are in place to appoint board seats, as provided in Section 1.05 of this Agreement; and

(h)   Purchaser has received, or Seller hereby promises that it will make available after execution of this Agreement and no later than 60 calendar days after Closing, audited financial statements of the Company by a PCAOB qualified third party independent auditor for the past two completed fiscal years, along with unaudited but reviewed interim financials.

6.02 Obligation of Seller to Close. The Seller shall be obligated to close this transaction unless it is not satisfied, following reasonable investigation, that all the representations of the Purchaser as of the date of execution of this agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

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7.	NON-DISCLOSURE; NON-COMPETITION RELATING TO THE BUSINESS; ACCESS TO RECORDS.

7.01  From and after the Closing, Seller, which shall include the officers, directors, and shareholders of Seller, who are signatories to this Agreement as to this Section 7.01, shall not:

(a)      for a period of two years from the Closing, in any manner, either directly or indirectly, divulge, disclose, or communicate to any person, except the authorized attorneys, accountants, or representatives of Seller who have a need to know in connection with their respective services for Seller, in any manner whatsoever, any Confidential Information (as defined in this Section).

(b)   for a period of two years from and after the Closing, in any manner, either directly or indirectly, as an owner, partner, officer, director, consultant, agent, employee, independent contractor, or equity holder (as applicable) of any person, engage in the business of developing, marketing, distributing, or selling products or services related to the business of the Company or Purchaser, anywhere within the United Arab Emirates;

(c) for a period of two years from and after the Closing, in any manner, either directly or indirectly, solicit any employee or consultant of the Company or Purchaser to work for any person other than Purchaser or the Company; and

(d)  for a period of two years from the Closing, induce or persuade any customer or supplier of the Company or Purchaser to terminate its relationship with Purchaser or the Company, as the case may be, or to enter into any relationship with any other person engaged in the business of developing, marketing, distributing, or selling products or services related to the business of the Company and Purchaser, anywhere within the United Arab Emirates.

(c) For purposes of this Section 7.01, "Confidential Information" means any information not in the public domain concerning any matters affecting or relating to the business of the Company and Purchaser, including, but not limited to, inventions, trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, source code, databases, other original works of authorship, records, ideas and research relating to design, coding, operation, use, installation, or maintenance of computer software or proposed computer software products of the business, any portion of any reports, analyses or other materials generated or used in connection with the business, the prices Seller obtains or has obtained from the sale of, or at which it sells or has sold, its products and services, and listings of any or all of the foregoing, in whatever form, or any other information concerning the business without regard to whether all or any part of the foregoing matter would otherwise be deemed "confidential" or "material," the parties hereto stipulating that, as between them, the same arc confidential and material and significantly affect the effective and successful conduct of the business. If any clause or provision of this Section 7.01 be found unenforceable by a court of competent jurisdiction, shall such clause or provision shall be deemed to be enforceable to the extent permitted by law and every other clause and provision shall continue in full force and effect. Seller acknowledges that the restraints imposed upon it pursuant to this Section 7.01 are no greater than is reasonably necessary to preserve and protect the assets and legitimate business interests of the Company and Purchaser and that such restraints will not impose undue hardship on Seller, and that a violation of this Section by Seller would irreparably injure the Company and Purchaser. Accordingly, the Company and/or Purchaser may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter against Seller, as applicable, for any such violation without having to prove the inadequacies of relief and no bond or other security shall be required in connection with such injunction

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8.	OTHER COVENANTS

8.01 financing. Once the buyout amount is paid, as and when required ILUS will arrange up to $1,000,000 (One Million USD) in tranches in the form of debt to meet the expansion and cashflow requirements at an applicable coupon rate. Repayment of the same shall be made from the revenue proceeds from the following year before disbursement of dividends.

8.02	Book of accounts will be handled and maintained by the Purchaser (ILUS)

8.03  Cooperation. Seller shall provide ILUS with accurate details in writing for all legacy issues pertaining to the Company. Seller also agrees to provide ILUS with accurate forecasts in writing on the future performance of the Company (Exhibit 2)

8.04   Full Control. The current management team for the Company will continue to operate, and full operational control will be retained by existing shareholders/management unless the Board of Directors dcte1111ines otherwise due to a breach of the Shareholders Agreement, ongoing poor performance, or if structural changes are recommended in line with the laws governed by this Agreement, which will be decided and approved by the new Board of Directors.

Further, Composition of Board of Directors shall be in accordance with Clause 1.05: Total Five Directors - Out of which 3 from ILUS and 2 from ASSS

9.	CLOSING DELIVERIES BY SELLER

9.1Deliveries by SELLER. Upon the closing as described in section 1.03, the Seller shall deliver to Purchaser the following, in form and substance reasonably satisfactory to Purchaser and its counsel:

(a)       Certificates representing the Shares for a 51% ownership in the Company, together with any share powers endorsed in blank and in proper form required for their transfer and accompanied by all requisite share transfer stamps and such other instruments of transfer, conveyance and assignment as required by Purchaser, as may be necessary or appropriate to confirm or carry out the provisions of this Share Purchase Agreement.

10.	MISCELLANEOUS

10.01 Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder. Notwithstanding, the information required for the audit for the Company and the expense incurred to appoint a third-party independent auditor will be the joint responsibility of the Company and the Purchaser. Additionally, in the event of a material default by either Seller or Purchaser, the defaulting party agrees to pay the fees incurred by the non-defaulting party, which will pay for the costs of third-party independent legal advisors and legal representations borne by the non-defaulting party for this transaction.

10.02 further Assurances. From time to time, at the request of the Purchaser and without further consideration, the Seller shall execute and transfer such documents and take such action as the Purchaser may reasonably request to effectively consummate the transactions herein contemplated.

10.03 Survival. The representations and warranties of the Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Purchaser. The Company agrees lo indemnify and hold harmless the Purchaser and all their officers, directors, employees and agents for loss or damage arising because of or related to any breach or alleged

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breach by the Company or Seller of any of their respective representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement.

10.04 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

10.05 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

10.06 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

10.07 Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving Party, affiliates, associates, representatives, agents, directors, employees. managers, shareholders and other parties associated with the receiving Party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession or will certify to the other patty that all such confidential information that has not been returned has been destroyed.

10.08 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified on the signature page hereto, with a copy sent as indicated on the signature page.

10.09 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Applicable Law. Any dispute, difference, controversy or claim arising out of or in connection with this contract, including (but not limited to) any question regarding its existence, validity, interpretation, performance, discharge and applicable remedies, shall be governed by laws of the Dubai International Financial Centre and subject to the exclusive jurisdiction of the courts of the Dubai International Financial Centre (DIFC). Each of the parties hereby knowingly. voluntarily, and intentionally waives the right such party may have to a trial by jury in respect of any litigation based hereon or arising out of, under, or in connection with this agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of any party. This provision is a material inducement for the parties' acceptance of this agreement.

10.11 Survival of Provisions. If any covenant or other provision of this Agreement is invalid. illegal. or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

10.12 Specific Performance. The Company and the Seller agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause the Purchaser irreparable harm Accordingly, the Parties hereto agree that the Purchaser may, to the fullest extent permitted by law, enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, the Purchaser shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. The Company and the Seller further agree that the Purchaser shall, to the fullest extent permitted by law, be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith.

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IN WITNESS WHEREOF. this Agreement has been duly executed and delivered on the date first above written

PURCHASER:

llustrato Pictures International Inc

Address:

By: /s/ John-Paul Backwell

Name: John-Paul Backwell

Title: Managing Director

SELLER:

AL Shola Al Modea Safety and Security LLC

Addess:

By: /s/ Sanjeeb Safir

Name: Sanjeeb Safir

Title: Managing Director

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Exhibit 1

Basis of Valuation

ALSHOLA ALMODEA SAFETY & SECURITYLLC
	2019	2020	2021	2022	2023	2024	2025	2026
Figures In USD
Revenue	1,449,659	1,097,140	1,501,140	1,531,856	1,773,900	2,187,000	2,502,900	2,624,400

COGS	895,680	627,650.34	882,711	1,041,662	1,206,252	1,465,290	1,576,827	1,653,372

Gross Profit	553,979	469,489	618,428	490,194	567,648	721,710	926,073	971,028

Ooeratlonal Exo	371,309	389,831	433,787	306,371	354,780	415,530	550,638	551,124

EBIDTA	182,670	79,658	184,641	183,823	212,868	306,180	375,435	419,904
	13%	7%	12%	12%	12%	14%	15%	16%

Exhibit 2

Target Financials as per ASSS / Agreed Revenue Forecast to be achieved

AlSHOLA Al MODEA SAFETY &SECURITYllC
	2019	2020	2021	2022	2023	2024	2025	2026	2027
FiguresIn USO
Revenue	1,449,659	1,097,140	1,501,140	1,531,856	1,987,747	2,450,647	2,804,629	2,940,776	3,076,923

COGS	895,680	627,650.34	882,711	1,041,662	1,351,668	1,666,440	1,907,148	1,999,728	2,092,308

Gross Profit	553,979	469,489	618,428	490,194	636,079	784,207	897,481	941,048	984,616

OperallonalExp	371,309	389,831	433,787	306,371	397,549	416,610	476,787	470,524	461,539

EBIDTA	182,670	79,658	184,641	183,823	238,530	367,597	420,694	470,524	523,077
	13%	7%	12% 12%		12%	15%	15%	16%	17%

Average Revenuefor 5Years (2023·2027)	2,652,144.63
EBIDTAfor 5Years	2,020,422
Average EBIDTA	404,084.46

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Exhibit 3

LOAN AGREEMENT

THIS LOAN AGREEMENT is made this 29 day of November 2022. by and among ILUS International Inc (hereinafter, known as "LENDER") and AL Shola Al Modca Safety and Security LLC, a United Arab Emirates company ("ASSS") represented by Mr. Sanjceb Safir (hereinafter, known as "BORROWER"). BORROWER and LENDER shall collectively be known herein as ''The Parties". In delen11ining the rights and duties of the Parties under this Loan Agreement, the entire document must be read as a whole.

FOR VALUE RECEIVED, BORROWER promises to repay to the order of LENDER. loan amount together with interest thereon at the applicable coupon rate.

ADDITIONAL LOAN TERMS

The BORROWER and LENDER, hereby further set forth their rights and obligations to one another under this Loan Agreement and agree to be legal bound as follows:

A.	Principal Loan Amount $306,000 (Three Hundred and Six Thousand USD)

The loan would be conve1tcd into the Equity if the B01Tower meets the agreed Revenue Forecast (Exhibit 2) and achieves a valuation of $2,000,000 (Two Million USD) (Refer Share Purchase Agreement dated November 29, 2022.

B.	Loan Repayment Terms.

BORROWER will make payment along with Interest if any, lo LENDER from the revenue proceeds before disbursement of dividends in four yearly equal payments, due by the last working day of each calendar year starting 31December 2023 and ending 31 December 2026.

C.	Loan amount of$306,000 (Three Hundred and Six Thousand USD) to be disbursed within 45 days of signing the Share Purchase agreement.

D.	Default.

If the BORROWER fails lo pay any amount due as principal or interest on the date required under this loan agreement, such event shall constitute a Default by the borrower of the tenl1S of this loan agreement.

E.	Sevcrability.

In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. AII remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

F.	Modification.

Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

G.	Exclusive Jurisdiction for Suit in Case of Breach.,

Any dispute, difference, controversy, or claim arising out of or in connection with this contract, including limited to) any question regarding its existence, validity, interpretation, performance, discharge, an

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IN WITNESS WHEREOF. this Agreement has been duly executed and delivered on the date first above written

PURCHASER:

llustrato Pictures International Inc

Address:

By: /s/ John-Paul Backwell

Name: John-Paul Backwell

Title: Managing Director

SELLER:

AL Shola Al Modea Safety and Security LLC

Address:

By: /s/ Sanjeeb Safir

Name: Sanjeeb Safir

Title: Managing Director

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Exhibit 2

Target Financials as 11er ASSS / Agreed Revenue Forecast to be achieved

AlSHOlA AL MODEASAFETY &SECURITY UC
	2019	2020	2021	2022	2023	2024	2025	2026	2027
Fl2ures In USO
Revenue	1,449,659	1,097,140	1,501,140	1,531,856	1,987,747	2,450,647	2,804,629	2,940,776	3,076,923

COGS	895,680	627,650.34	882,711	1,041,662	1,351,668	1,666,440	1,907,148	1,999,728	2,092,308

GrossProfit	553,979	469,489	618,428	490,194	636,079	784,207	897,481	941,048	984,616

OperationalEMp	371,309	389,831	433,787	306,371	397,549	416,610	476,787	470,m	461,539

EBIDTA	182,670	79,658	184,641	183,823	238,530	367,597	420,694	470,524	523,077
	13%	7%	12%	12%	12%	IS%	15%	16%	17%

Average Revenue forSYears ( 2023-2027)	2,652,144.63
EBIOTAfor sYears	2,020,422
AverageEBIDTA	404,084.46

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